SCHEDULE 14C INFORMATION
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REIGN RESOURCES CORPORATION
(Name of Registrant as Specified in Its Charter)

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1

SCHEDULE 14C INFORMATION STATEMENT

(Pursuant to Regulation 14C of the Securities Exchange Act

of 1934 as amended)

REIGN RESOURCES CORPORATION

9465 Wilshire Boulevard

Beverly Hills, CA 90212

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is furnished by the Board of Directors of Reign Resources Corporation, a Delaware corporation, to the holders of record at the close of business on the record date, September 18, 2020 (the “Record Date”), of the Company's outstanding common stock, $0.0001 par value per share (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to Reign Resources Corporation.

This Information Statement is being furnished to such stockholders for the purpose of informing the stockholders that the board of directors and the majority shareholder of the Company have approved two corporate actions (the "Corporate Actions"). The Corporate Actions were approved by written consent of our majority shareholder, who currently owns 183,333 shares of common stock, and 1 share of Series A Preferred Stock, which holds voting power of 51% of the total voting power of our Common Stock.

CORPORATE ACTION 1: APPROVAL OF ENTRY INTO A SHARE EXCHANGE AGREEMENT, RESULTING IN A CHANGE OF CONTROL OF THE COMPANY AND THE COMPANY'S BOARD OF DIRECTORS.

The disclosures listed below have been included in order to comply with Rule 14f-1 of the Securities and Exchange Act of 1934, as amended.

As reported on the Company's Form 8-K filed on August 31, 2020, on August 25, 2020, the Company executed a Share Exchange Agreement (the “Agreement”) with Sigyn Therapeutics, Inc., a Delaware corporation (“Sigyn”), whereby the Company will acquire 100% of the of the issued and outstanding shares of common stock of Sigyn, in exchange for a total of 75% of the fully paid and nonassessable shares of the Company's common stock outstanding immediately following the Closing of the Agreement (the "Acquisition").

Upon the Closing of, and as a result of, the Acquisition, Sigyn will become a wholly-owned subsidiary of the Company, and following the consummation of the Acquisition and giving effect to the issuance of the Company's shares of common stock as part of the Acquisition, as well as additional shares of common stock to be issued to noteholders and warrant holders of both the Company and Sigyn, the stockholders of Sigyn will beneficially own approximately Seventy-five percent (75%) of the issued and outstanding Common Stock of the Company on a fully diluted basis. As part of the Acquisition, Sigyn may offer, in a private placement transaction up to $1,500,000 of convertible notes, of which the Company's shareholders may invest up to $500,000, which convertible notes shall have a term of one year and pay an Original Issuer Discount (OID) of 10% and a note conversion price of $20 (based on an approximate Sigyn valuation of $12,500,000) and the noteholders shall receive a five-year warrant to purchase a common share based on a price equal to $30 (based on an approximate Sigyn valuation of $17,500,000.

In addition, in connection with the Acquisition, the two principals of Sigyn will be appointed to serve as members of the Company's board of directors. The Acquisition will result in a change in the composition and control of the board of directors of the Company.

Directors and Executive Officers Prior to the Acquisition

The following table includes the names and positions held immediately prior to the Acquisition by our executive officers and directors. In connection with the closing of the Acquisition, Chaya Segelman will resign, effective immediately from all executive officer and positions with the Company, and Joseph Segelman will resign from all executive officer and director positions with the Company, with the effective time of his resignation from the board of directors to be determined by the board of directors.

Name	Age	Title
Joseph Segelman	43	President, Chief Executive Officer and Director (“CEO”)
Chaya Segelman	40	Secretary and Director

Joseph Segelman has served as our President and Chief Executive Officer and a member of our board of directors since December 2014. During the five-year period prior to December 2014, Mr. Segelman served as the Chief Executive Officer and Managing Director of UWI Holdings Corporation (previously known as Australian Sapphire Corporation), Shefa Mining Corporation and Spencer Lloyd & Associates. He is an experienced marketing and operations professional with over 17 years of experience in logistics and marketing and extensive experience in the Australian mining and gem industry. He is currently director of Australian Sapphire Corporation and Spencer Lloyd & Associates. He is also a director & board Member of OBK (a Sydney based charity), and a Captain (Chaplain) in the Australian Army reserves. Mr. Segelman is the author of “Take Action: Successful Australians Share their Secrets”, (Lothian Books, 2004).

Chaya Segelman has served as our Secretary and a member of our board of directors since December 2014. During the five-year period prior to December 2014, Mrs. Segelman served as the secretary and head of operations and a member of the board of directors of UWI Holdings Corporation (previously known as Australian Sapphire Corporation), Shefa Mining Corporation and Spencer Lloyd & Associates. She has over 15 years of company administration experience.

Our sole directors prior to the Acquisition, Joseph and Chaya Segelman, are married to one another.

Directors and Officers to be Appointed Pursuant to the Acquisition

The following table lists new executive officers and directors who will be appointed effective upon the closing of the Acquisition:

Name	Age	Title
James Joyce	58	Chief Executive Officer and Director
Craig P. Roberts	67	Director

James A. Joyce

James “Jim” Joyce is the co-founder, Chairman and CEO of Sigyn Therapeutics, Inc., which was established in October of 2019. Mr. Joyce previously served as Chairman and CEO of Aethlon Medical, Inc. (Nasdaq: AEMD) where he was employed from 1999 through 2018.  He was also the Executive Chairman of Exosome Sciences, Inc. from 2013 until 2018.  Mr. Joyce graduated from of the University of Maryland in 1984.

Craig P. Roberts

Mr. Roberts is the co-founder and Chief Technical Officer of Sigyn Therapeutics, which was established in October of 2019. Previously during the last five years, Mr. Roberts has provided medical technology advisory services. Education: USAF Medical Service Specialist - Medic 1971-1975; Long Beach School of Clinical Perfusion - 1976-1977 and Board Certified Clinical Perfusionist - American Board of Cardiovascular Perfusion - 1978.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with our business with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Our policies and procedures regarding transactions involving potential conflicts of interest are not in writing. We understand that it will be difficult to enforce our policies and procedures and will rely and trust our officers and directors to follow our policies and procedures. We will implement our policies and procedures by requiring the officer or director who is not in compliance with our policies and procedures to remove himself and the other officers and directors will decide how to implement the policies and procedures, accordingly.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations.

Director Independence

We do not have any independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);
●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or
●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which upon the closing of the Acquisition will consist of three members, although Joseph Segelman's resignation from the board of directors will take place at such time as is determined by the board of directors. Directors serve for a term of one year and until their successors have been duly elected and qualified.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our directors believe that it is not necessary to have such committees, at this time, because the directors can adequately perform the functions of such committees.

In lieu of an audit committee, the Company’s board of directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s consolidated financial statements and other services provided by the Company’s independent public accountants. The board of directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company’s internal accounting controls, practices and policies.

Audit Committee Financial Expert

Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our directors are capable of analyzing and evaluating our consolidated financial statements and understanding internal controls and procedures for financial reporting. The directors of our Company do not believe that it is necessary to have an audit committee because management believes that the board of directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Code of Ethics

The Company has not formally adopted a written Code of Ethics that governs the Company’s employees, officers and directors as the Company is not required to do so. The board of directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Role of Board of Directors in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of our board of directors in setting our business strategy is a key part of its assessment of management’s plans for risk management and its determination of what constitutes an appropriate level of risk for our company. The participation of our board of directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks.

While our board of directors has the ultimate responsibility for the risk management process, senior management and various committees of our board of directors, when formed, will also have responsibility for certain areas of risk management. Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full board of directors or a relevant committee. Our finance and regulatory personnel serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Post-acquisition beneficial ownership of the company's common stock

The following table provides information, immediately after the closing of the Acquisition, regarding beneficial ownership of the Company's common stock by: (i) each person known to us who beneficially owns more than five percent of our common stock; (ii) each of our executive officers and directors; and (iii) all of our directors and executive officers as a group.

Name and Address (2)	Amount of Beneficial Ownership	Percent of Class (1)
James A. Joyce (3)	12,820,000	37.5%
Craig P. Roberts (4)	12,820,000	37.5%
Joseph Segelman (5)	1,183,333	3.46%

All Officers and Directors as a Group (3 Persons)	25,640,000	78.46%

5% Shareholders
Osher Capital Partners (6)	3,035,927	8.88%
Brio Capital Master Fund Ltd. (7)	3,004,331	8.79%

(1)	Based on 34,186,278 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Unless otherwise noted, upon the closing of the Acquisition, the address of each beneficial owner is c/o Sigyn Therapeutics, Inc., 8808 Rio San Diego Drive, Suite 800, San Diego, CA 92108.

(3)	Mr. James Joyce is the co-founder and Chief Executive Officer of Sigyn Therapeutics, Inc.

(4)	Mr. Craig Roberts is the co-founder and Chief Technical Officer of Sigyn Therapeutics, Inc.

(5)	Mr. Joseph Segelman is a director of the Company

(6)	Osher Capital Partners LLC ("Osher") has advised us that voting and dispositive power of all of the common shares of the Company owned of record by the stockholder is held by Yisroel Kluger, who is a director of Osher. The business address of Osher is 23 Tammy Road, Spring Valley NY 10977.

(7)	Brio Capital Master Fund Ltd. (“Brio”) has advised us that voting and dispositive power of all of the common shares of the Company owned of record by the stockholder is held by Shaye Hirsch, who is a director of Brio. The business address of Brio is 100 Merrick Road, Suite 401W, Rockville Center NY 11570.

Summary Compensation

The particulars of the compensation paid to the following persons: (1) our principal executive officer; and (2) each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2019, who we will collectively refer to as the “named executive officers” of the Company, are set out in the following summary compensation table:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($) (1)
Joseph Segelman,	2019	180,000	0	0	0	0	0	$21,080	$201,080
CEO	2018	180,000	0	0	0	0	0	$9,862	$189,862
	2017	180,000	0	270,000	0	0	0	$16,738	$466,738

Chaya Segelman,	2019	80,000	0	0	0	0	0	$2,433	$82,433
Secretary	2018	80,000	0	0	0	0	0	$7,870	$87,870
	2017	80,000	0	0	0	0	0	$7,179	$87,179

(1)	amounts are deferred, have not been paid, and will be cancelled upon the closing of the Acquisition.

Director Compensation

All of the Company’s directors are employees of the Company and such persons have not been separately compensated for their services to the Company as a director.

CORPORATE ACTION 2: CORPORATE NAME CHANGE FROM REIGN RESOURCES
CORPORATION TO SIGYN THERAPEUTICS, INC., AND CORRESPONDING STOCK
SYMBOL CHANGE.

The Company will file a Certificate of Amendment with the state of Delaware in order to change its corporate name from Reign Resources Corporation to Sigyn Therapeutics, Inc. (the "Name Change"), and in order to change its stock symbol from "RGNP" to “SIGY” (the "Symbol Change"). The Company believes that the Name Change and Symbol Change will more accurately reflect the business operations of the Company upon the closing of the Acquisition, as described above. The company will also file an application with the Financial Industry Regulatory Authority ("FINRA"), in order to publicly effect the Name Change and Symbol Change.

The Company will, when permissible following the expiration of the appropriate periods mandated by Rule 14c and the provisions of the Delaware General Corporation Law, file Articles of Amendment to amend our Articles of Incorporation (the “Articles of Amendment”), in order to effect the Name Change.

The proposed Articles of Amendment will become effective when filed with the Delaware Secretary of State.  We anticipate that such filing will occur no earlier than twenty (20) days after this Information Statement is first mailed to shareholders.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

The Board of Directors has fixed the close of business on September 18, 2020 as the record date for the determination of shareholders who are entitled to receive this Information Statement.  There were 631,818 shares of common stock issued and outstanding on September 18, 2020. We anticipate that this Information Statement will be mailed on or about September 21, 2020 to all shareholders of record as of the Record Date.

Only one Information Statement is being delivered to two or more security holders who share an address unless we have received contrary instruction from one or more of the security holders.  We will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a description of the material provisions of our capital stock.  The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Delaware law applicable to us.

General

As of September 18, 2020, the Company’s authorized capital stock consisted of 1,000,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 authorized shares of Preferred Stock, par value $0.0001 per share, of which 1 share is designated as Series A Preferred Stock.  As of September 18, 2020, 631,818 shares of Common Stock were issued and outstanding and one share of Series A Preferred Stock was issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at an annual meeting of shareholders. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the company. Holders of Common Stock are not entitled to preemptive rights.

Preferred Stock

On March 17, 2017, the Company held an annual meeting of its shareholders. At the annual meeting, the majority shareholders of the Company approved an amendment to the articles of incorporation, authorizing one share of Series A Preferred stock, which would be issued to Joseph Segelman. The share of Series A Preferred stock shall vote together as a single class with the holders of the Company’s common stock, and the holders of any other class or series of shares entitled to vote with the common stock, with the holder of the Series A Preferred stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series A Preferred stock then outstanding, and the holders of the common stock and any other shares entitled to vote shall be entitled to their proportional share of the remaining forty-nine percent (49%) of the total votes based on their respective voting power. The share of Series A Preferred stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary. The share of Series A Preferred stock shall not be eligible to receive dividends. The class of Series A Preferred stock shall be automatically cancelled ten (10) years after the initial issue date of such Series A Preferred stock.

On May 19, 2017, the Company received the file stamped certificate of amendment from the state of Delaware, which lists an effective date of March 20, 2017. On May 23, 2017, the Company issued the share of Series A Preferred stock to Joseph Segelman, valued at $270,000 (based on the estimated fair value of the stock and control premium on the date of grant), which will allow Mr. Segelman to maintain fifty-one percent (51%) voting control of the Company regardless of how many shares of common stock are issued and outstanding. Therefore, the Company considers the Series A Preferred stock to be issued on May 23, 2017.

Upon the closing of the Acquisition, the share of Series A Preferred stock held by Joseph Segelman shall be cancelled.

Quorum

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Stock Transfer Agent

The stock transfer agent for our securities is VStock Transfer, LLC of Woodmere, New York.  Their address is 18 Lafayette Place, Woodmere, NY 11598. Their phone number is (212) 828-8436. Our Common Stock is quoted under the symbol “RGNP.”

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since January 1, 2020 being the commencement of the current fiscal year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.  any director or officer of the company;

2. any proposed nominee for election as a director of the company; and

3. any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Principal Shareholders and Security Ownership of Certain Beneficial Owners and Management”. To our knowledge, no director has advised that he intends to oppose any action described herein.

Distribution and Costs

The Company will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors nor the approval by the Majority Stockholder of the amendment to our articles of incorporation provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under the Delaware General Corporation Law, the articles of incorporation or the bylaws.

 COMMUNICATIONS WITH STOCKHOLDERS

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our President. Such communications may be confidential or anonymous, and may be submitted in writing addressed care of Joseph Segelman, Chief Executive Officer, Reign Resources Corporation, 9465 Wilshire Boulevard, Beverly Hills, CA 90212. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by the proper executive officers in the same way that other concerns are addressed by us.

Financial and other Information

For more detailed information on our corporation, including financial statements, you may refer to our periodic filings made with the SEC from time to time.  Copies of these documents are available on the SEC's EDGAR database at www.sec.gov or by writing our secretary at the address specified above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Reign Resources Corporation, has duly caused this report to be signed by the undersigned hereunto authorized.

September 21, 2020

REIGN RESOURCES CORPORATION

By:	/s/Joseph Segelman
Joseph Segelman
Chief Executive Officer